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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
To be held May 9, 2013

To the Shareholders of TriMas Corporation:
        The Annual Meeting of Shareholders of TriMas Corporation (the “Company”) will be held on Thursday, May 9, 2013 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Shareholders in 2016;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve an increase in the number of shares reserved for issuance under the Company’s 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares; and

4.	To transact such other business as may properly come before the meeting.
        The Board of Directors has fixed the close of business on March 14, 2013 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Joshua A. Sherbin
Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary
Bloomfield Hills, Michigan
        This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 5, 2013.
        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2013

The Proxy Statement and 2012 Annual Report of TriMas Corporation are available at:
http://ir.trimascorp.com/2013proxy

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREHOLDERS
        This proxy statement contains information regarding the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) to be held at 8:00 a.m., Eastern Time, on Thursday, May 9, 2013 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 5, 2013. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company’s common stock (the “Common Stock”) will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect two directors to serve until the Annual Meeting in 2016; to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; to approve an increase in the number of shares reserved for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares; and to transact such other business as may properly come before the meeting.
In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.
Who is entitled to vote?
Only record holders of Common Stock at the close of business on the record date of March 14, 2013 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.
What counts as Voting Stock?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of March 14, 2013, there were no outstanding shares of preferred stock of the Company.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 39,676,531 shares of Common Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether there is a quorum.
What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?
        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
Can I change my vote after I return my proxy card or voting instruction card?
        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.
How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) in favor of the election of the Board of Directors’ nominees for two directors; (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and (3) for the increase in the number of shares reserved for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter (referred to as a “broker non-vote”). Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. A separate set of proxy materials will be sent promptly following receipt of your request.
If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com.
If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
What are the Board’s recommendations?
        The Board recommends a vote:
Proposal 1—FOR the election of the nominated slate of directors.
Proposal 2—FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
Proposal 3—FOR the increase in the number of shares reserved for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares.
What vote is required to approve each item?
Proposal 1 - Election of Directors.
The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Ratification of Increase of Shares Reserved for Issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan.

The affirmative vote of a majority of the shares of Common Stock is present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to approve the increase in the number of shares reserved for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on the outcome of the matter.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.
How can I access the Company’s proxy materials and annual report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.
The Company has posted printable and searchable 2013 proxy materials to the Company’s website at http://ir.trimascorp.com/2013proxy. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, or by email to generalcounsel@trimascorp.com.
        You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.
        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 9, 2013 at the Company’s headquarters.
How do I find out the voting results?
        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.
Who will serve as the inspector of elections?
        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Solutions, Inc.
How and when may I submit a shareholder proposal for the 2014 Annual Meeting of Shareholders?
        Requirements for shareholder proposal to be considered at the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) by inclusion in the Company’s proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 6, 2013. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
TriMas Corporation
Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Fax: (248) 631-5413
        Requirements for shareholder proposal to be considered at the 2014 Annual Meeting, but not included in the Company’s proxy statement.    For a shareholder proposal that is intended to be considered at the 2014 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on January 31, 2014.
        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2014 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2014 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
        If the date of the 2014 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2013 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

•	45 days prior to the 2014 Annual Meeting; and

•	10 days after public announcement of the 2014 Annual Meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors is divided into three classes, each class consisting of one-third of the Company’s directors. Class I directors’ terms will expire at the Annual Meeting. Messrs. Cohen and Wathen have consented to stand for re-election to serve until the 2016 Annual Meeting of Shareholders. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2016 ANNUAL MEETING.
Vote Required
        The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of Common Stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
        Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
        The Board of Directors currently consists of six members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Marshall A. Cohen(1)	78	Director	2013
David M. Wathen(1)	60	Director, President and Chief Executive Officer	2013
Richard M. Gabrys	71	Director	2014
Eugene A. Miller	75	Director	2014
Daniel P. Tredwell	54	Director	2015
Samuel Valenti III	67	Chairman of the Board of Directors	2015
________________________________________

(1)	Standing for re-election at the Annual Meeting.
Director Background and Qualifications.    The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has four independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.
Marshall A. Cohen.   Mr. Cohen was elected as one of the Company’s directors in 2005. Mr. Cohen has extensive knowledge and experience in management, governance and legal matters involving publicly-held companies. He is counsel (retired) at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited, a leading global brewer, from 1988 to 1996. Mr. Cohen is a director of Gleacher Securities, Inc. and TD Ameritrade. From 1993 to 2008, Mr. Cohen was a director of AIG, Inc., and from 1988 to April 2011 was a director of Barrick Gold Corporation.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Cohen should serve as a director based on the breadth of his experience as a public company director, particularly with regard to governance, compliance and other areas of oversight, his legal experience and his subject matter expertise in areas of government affairs, corporate governance and corporate responsibility.
David M. Wathen.    Mr. Wathen was appointed as the Company’s President and Chief Executive Officer and as a member of the Board in January 2009. Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments. He is currently a director and member of the Audit Committee and Corporate Governance Committee of Franklin Electric Co., Inc. From 2003 until 2007, Mr. Wathen was President and Chief Executive Officer of Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company. Prior to his Balfour Beatty appointment in 2003, he served as a Principal Member of Questor, a private equity firm from 2000 to 2002. From 1977 to 2000, Mr. Wathen held management positions with General Electric, a diversified technology and financial services company, Emerson Electric, a global manufacturing and technology company, Allied Signal, an automotive parts manufacturer, and Eaton Corporation, a diversified power management company.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Wathen should serve as a director based on his years of operational and management experience in diversified manufacturing environments, his experience as a public‑company director, his executive leadership experience, including with respect to the Company, and his subject matter expertise in the areas of engineering, production, and business development.
Richard M. Gabrys.  Mr. Gabrys joined the Board in 2006. Mr. Gabrys has extensive knowledge and expertise in financial reporting for publicly-held companies and accounting matters. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of publicly-held companies, financial services institutions, public utilities and health care entities. He was Vice Chairman of Deloitte’s United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From 2006 to 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From 2004 to 2008, Mr. Gabrys served on the board of Dana Corporation and from 2007 to June 2011 he served on the board of Massey Energy Company. He is a member of the Board of Directors of CMS Energy Company and La-Z-Boy Inc., and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private family investment company. Mr. Gabrys continues to maintain an active CPA license which requires that he must complete eighty hours of continuing education every two years.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Gabrys should serve as a director based on his leadership while serving as a partner and senior manager of a global accounting and auditing firm, the breadth of his experience in auditing, finance and other areas of oversight while serving as a director of other significant corporations, and his subject matter expertise in finance, accounting, and Sarbanes‑Oxley compliance.
Eugene A. Miller.    Mr. Miller was elected as a director in 2005. Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to publicly-held companies. Mr. Miller is the retired Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank, financial services companies, in which positions he served from 1993 to 2002. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (1993 through 1999). He was a director of Handleman Company from 2002 - 2012 and has been a director of DTE Energy Company since 1989.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Miller should serve as a director based on the leadership qualities he developed from his experiences while serving as Chairman and Chief Executive Officer of Comerica, the scope of his experiences in executive compensation, risk management and corporate governance while serving as a member of the board of directors of other significant corporations, and his subject matter expertise in the areas of finance, executive management, and professional standards.

Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company’s directors in 2002. Mr. Tredwell has extensive knowledge and expertise in financial and banking matters. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P., an investment firm (“Heartland”). Mr. Tredwell is also the Managing Member of CoveView Advisors LLC, an independent financial advisory firm, and Cove View Capital LLC, a credit opportunities investment fund. He has more than two decades of private equity and investment banking experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc., an investment banking, security brokerage and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Springs Industries, Inc., Springs Global Participações S.A., and Companhia de Tecidos Norte De Minas (Coteminas). From 2000 to 2010, Mr. Tredwell served on the Board of Metaldyne Corporation, and its successor, Asahi Tec Corporation of Japan.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Tredwell should serve as a director based on his leadership qualities developed from his service as a Managing Director of Chase Securities and the Managing Member of Heartland, the scope of his knowledge of the Company’s global operations, the breadth of his experience in auditing, risk management, and corporate oversight while serving as a member of the boards of directors of other global corporations (including service as the chair of audit and compensation committees), and his subject matter expertise in finance, acquisitions and divestitures, economics, asset management, and business development.
Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company’s Board of Directors in 2002 and served as Executive Chairman of the Company’s Board from 2005 through 2008. Mr. Valenti remains Chairman of the Company’s Board. Mr. Valenti has extensive knowledge and expertise in management of diversified manufacturing businesses and financial matters. He was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was President and a member of the board of Masco Capital Corporation, and was Vice President‑Investments of Masco Corporation from 1974 to 1998. Until 2005, Mr. Valenti also served as a special advisor to Heartland and until 2006, Mr. Valenti served as a director of Metaldyne Corporation. Mr. Valenti is currently Chairman of Valenti Capital LLC. Mr. Valenti is the former Chairman of the Investment Advisory Committee of the State of Michigan retirement system and serves on the Harvard Business School Advisory Council. He also serves on the Advisory Council at the University of Notre Dame and the Advisory Board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Valenti should serve as a director based on his leadership experience as the Chairman of the Company’s Board since 2002 and as an executive at Masco for forty years, the breadth of his experiences in finance, corporate governance, and other areas of oversight while serving as a member of the board of directors of other corporations and his subject matter expertise in the areas of finance, economics, and asset management.
The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board Chairman and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company’s management. Mr. Valenti has served as Board Chairman since 2002 and has been an independent director since November 2008.
Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Corporate Audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.
During 2012, the Board consisted of six directors and held eleven meetings and acted five times by unanimous written consent. The table below sets forth the meeting information for the four standing committees of the Board for 2012:

Name	Audit	Compensation	Governance & Nominating	Executive
David M. Wathen	—	—	—	Chairman
Marshall A. Cohen	X	X	Chairman	—
Richard M. Gabrys	Chairman	X	X	—
Eugene A. Miller	X	Chairman	X	—
Daniel P. Tredwell	—	—	—	X
Samuel Valenti III	X	X	X	X
Meetings	5	4	2	—
Action by Unanimous Written Consent	1	1	—	—
________________________________________
The Company’s Board of Directors currently consists of six directors, divided into three classes so that, each class will consist of one-third of the Company’s directors. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the Annual Meeting in the year in which their term expires. The table below sets forth the class in which each director serves:

Board of Directors	Class
Marshall A. Cohen	Class I(1)
David M. Wathen	Class I(1)
Richard M. Gabrys	Class II(2)
Eugene A. Miller	Class II(2)
Daniel P. Tredwell	Class III(3)
Samuel Valenti III	Class III(3)

(1)	Term expires at 2013 annual stockholder meeting.

(2)	Term expires at 2014 annual stockholder meeting.

(3)	Term expires at 2015 annual stockholder meeting.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller and Valenti are “independent” from management in accordance with the NASDAQ listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines.
During 2012, all current directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors attended the Company’s 2012 Annual Meeting of Shareholders, and all Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent and non-management directors hold regularly scheduled executive sessions in which independent and non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company’s Board of Directors and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit,

(3) assisting the Board in monitoring the integrity of the Company’s financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of the company’s independent registered public accounting firm, and the Company’s internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page. The Audit Committee last updated its charter on November 8, 2012.
Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller and Gabrys qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is “independent” from management in accordance with NASDAQ listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies including, (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. The Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Compensation Committee last updated its charter on February 25, 2013.
See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Executive Committee. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which Delaware law or NASDAQ or SEC rules require to be within the purview of the Company’s independent directors or which is otherwise in conflict with such laws or rules.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2013 Annual Meeting.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Corporate Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Corporate Governance and Nominating Committee last updated its charter on February 25, 2013.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Messrs. Cohen, Gabrys, Miller and Valenti are the current members of the Company’s Compensation Committee. See “Transactions with Related Persons” for a summary of related person transactions involving Heartland.
Retirement Age; Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors who are not independent do not receive any compensation for serving on the Board or any committees thereof. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. In 2012, each independent director received an annual cash retainer of $100,000 and a meeting fee of $1,000 for each Board or committee meeting attended. The chairman of the Board and of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000 and $5,000, respectively.
Two of the four independent directors elected to defer receipt of all or part of their Board compensation in each of 2012 and 2013.
Equity Compensation. As part of the independent directors’ annual compensation package, the Board also approved, on August 5, 2011, the issuance of annual grants on each March 1st, commencing in 2012, to each of the independent directors of restricted shares with a grant date fair market value of $100,000, with each grant subject to the director’s continued service on the Board for a one-year vesting period.
Director Stock Ownership. We have established stock ownership guidelines for independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to three times their annual cash retainer. Common Stock, time-based restricted stock and vested in the money options held by an independent director are counted toward fulfillment of this ownership requirement. As of the first measurement date on December 31, 2012, each of the independent directors complied with the stock ownership guidelines.

Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.
Director Compensation Table

Name	2012 Fees Earned or Paid in Cash ($)	2012 Stock Awards ($) (3)	Total ($)
Samuel Valenti III (4)	243,000	100,000	343,000
David M. Wathen (1)	—	—	—
Marshall A. Cohen (2)(4)	123,000	100,000	223,000
Richard M. Gabrys (4)	133,000	100,000	233,000
Eugene A. Miller (2)(4)	127,000	100,000	227,000
Daniel P. Tredwell (1)(4)	—	—	—
________________________________________

(1)
Messrs. Tredwell and Wathen did not receive any compensation for their services as directors. Beginning in 2013, Mr. Tredwell will receive an annual cash retainer of $100,000, a $1,000 meeting fee for each Board meeting attended and a grant of restricted shares with a grant date fair market value of $100,000, subject to Mr. Tredwell’s continued service on the Board for a one-year period.

(2)	Messrs. Cohen and Miller elected to defer 100% and 50%, respectively, of their 2012 fees earned as permitted under the 2006 Long Term Equity Incentive Plan.

(3)
Messrs. Valenti, Cohen, Gabrys and Miller each received 4,110 restricted stock awards effective on March 1, 2012. These awards were granted under the Company’s 2006 Long Term Equity Incentive Plan and vest one year from date of grant so long as their director status does not terminate prior to the vesting date.

(4)
The table below sets forth as to each non-management director the aggregate number of stock options and restricted stock awards outstanding as of December 31, 2012. All of the stock options set forth in the table are fully vested.

Name	Stock Options (#)	Stock Awards (#)
Samuel Valenti III	200,000	4,110
Marshall A. Cohen	26,000	4,110
Richard M. Gabrys	25,000	4,110
Eugene A. Miller	26,000	4,110
Daniel P. Tredwell	—	—

Corporate Governance
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website in the Corporate Governance section. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s internet website, along with all waivers, if any, of the Code of Conduct involving senior officers.

The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form10-Q for the quarters ended March 31, June 30 and September 30, 2011, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2012, Certifications Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.
A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Employees may express such concerns on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements. The Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
        1.     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with the Company’s management;
        2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 114 (formerly SAS 61), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;
        3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the independent registered public accounting firm its independence; and
        4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chairman Eugene A. Miller Marshall Cohen Samuel Valenti III

PROPOSAL 2— RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.
The Audit Committee of the Board (the “Audit Committee”) has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. Deloitte was engaged as our independent registered public accounting firm on March 27, 2013. KPMG previously served as our independent registered public accounting firm. See “Changes in Independent Registered Public Accounting Firm” below. The Company does not expect that a representative of either Deloitte or KPMG will be present at the 2013 Annual Meeting and, as a result, neither a representative of Deloitte or KPMG will be available to respond to questions or make a statement.

The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by KPMG for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees for other services rendered by KPMG during those periods.

	2012 ($)	2011 ($)
Audit Fees	1,581,000	1,733,000
Audit-related Fees	405,000	324,000
Tax Fees	21,000	46,000
All Other Fees	—	—
Total	2,007,000	2,103,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s financial controls over financial reporting were $1.9 million for 2012 and $1.7 million for 2011. In 2012 and 2011, audit-related fees of $0.4 million and $0.3 million, respectively, were incurred primarily related to comfort letter procedures performed in connection with the Company’s registration statements and related to due diligence procedures performed on potential Company acquisition targets.
Tax Fees
Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2012 and 2011, as the Company has retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.
We have been advised by KPMG that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by KPMG, our independent auditor in 2012 and 2011, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
(1)    Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
(2)    Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3)    The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and
(4)    The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.
Changes in Independent Registered Public Accounting Firm
On February 28, 2013, the Company notified KPMG that the Audit Committee had approved the dismissal of KPMG as the Company’s independent registered public accounting firm upon completion of both (i) KPMG’s review of the Company’s consolidated financial statements for the three-months ending March 31, 2013, and (ii) the engagement of a new independent registered public accounting firm. Subsequently, the Company conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. As a result of this process, on March 27, 2013, the Company engaged Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 contained an explanatory paragraph stating that the Company acquired Arminak & Associates, LLC (“Arminak”) during 2012 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Arminak’s internal control over financial reporting associated with total assets of $102.2 million, which represented 9.0% of the Company’s consolidated assets at December 31, 2012, and net sales of $65.9 million, which represented 5.2% of the Company’s consolidated total net sales for 2012. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Arminak.

During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through February 28, 2013 (the date of the dismissal of KPMG), there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Report. A copy of KPMG’s letter dated March 6, 2013 was attached as Exhibit 16.1 to the Report. On March 14, 2013, the Company filed an amendment to the Report on Form 8-K/A (the “Amended Report”) to include disclosure regarding the subsequent interim period through February 28, 2013. The Company provided KPMG with a copy of the disclosures made in the Amended Report prior to the time the Amended Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Amended Report. A copy of KPMG’s letter dated March 14, 2013 was attached as Exhibit 16.1 to the Amended Report.
During the fiscal years ended December 31, 2012 and 2011, and the subsequent interim period through March 27, 2013 (the date of the engagement of Deloitte), neither the Company nor anyone acting on its behalf has consulted with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL 3— RATIFICATION OF INCREASE OF SHARES RESERVED FOR ISSUANCE
UNDER THE 2011 TRIMAS CORPORATION OMNIBUS INCENTIVE COMPENSATION PLAN

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF INCREASE OF SHARES RESERVED FOR ISSUANCE UNDER THE 2011 TRIMAS CORPORATION OMNIBUS INCENTIVE COMPENSATION PLAN BY 2,000,000 SHARES.

Introduction

The Board has approved an amendment to increase the number of shares available for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan (the “2011 Plan”) by 2,000,000 shares and directed that the amendment be submitted to shareholders for approval. The amendment will become effective upon shareholder approval and will not become effective if such approval is not received. Upon approval of this proposal, 2,156,786 shares will be available for issuance in respect of future awards under the 2011 Plan, not including 265,417 shares as of the Record Date reserved in respect of outstanding awards under the 2011 Plan. Set forth below is a description of the 2011 Plan, as amended by the proposed amendment, which is qualified in its entirety by reference to (i) the 2011 Plan Document as of March 15, 2011, as filed with the SEC in a Current Report on Form 8-K on April 4, 2011, and (ii) the proposed amendment attached as Appendix A to this proxy statement. All material terms of the 2011 Plan will remain the same other than the number of shares available for issuance thereunder as described above.
In addition to the 2011 Plan, the Company currently maintains the TriMas Corporation 2006 Long Term Equity Incentive Plan (the “2006 Plan”) and the TriMas Corporation 2002 Long Term Equity Incentive Plan (the “2002 Plan”). Each of the 2006 Plan and the 2011 Plan provides for the future issuance of equity-based awards in various forms. Equity-based awards are outstanding under the 2002 Plan, but no new awards may be granted under the 2002 Plan as of June 6, 2012.

Outstanding Awards

As of the Record Date, the following equity-based awards were outstanding under the 2011 Plan, the 2006 Plan and the 2002 Plan:

Stock Options. There were options to purchase 505,615 shares outstanding, at a weighted average exercise price of $13.27 per share and an average remaining term of 4.8 years.

Restricted Stock. There were 344,744 shares of restricted stock outstanding.

Performance-Based Restricted Stock Units. There were 365,521 performance-based restricted stock units outstanding, assuming achievement of target performance.

Shares Available for Issuance

As of the Record Date, assuming that performance-vested awards vest at target performance, there were a total of 458,021 shares available for future awards under our equity compensation plans, of which 156,786 were available for issuance under the 2011 Plan and 301,235 were available for issuance under the 2006 Plan. No shares are available for future awards under the 2002 Plan.

Rationale for Proposed Share Increase

 Grants of options to purchase shares and awards of restricted shares to employees and to non-employee directors, including restricted stock and performance based restricted stock units, are an important part of the Company’s compensation program, providing a basis for long-term incentive compensation and helping to tie together the interests of the Company’s shareholders and the Company’s directors, officers and employees.

As of the Record Date, the Company has 458,021 shares available for the grant of future awards under the 2006 Plan and 2011 Plan, assuming that performance-vested awards vest at target performance. In 2012, we granted awards under our equity compensation plans covering 477,210 shares, and to date, the Company has granted awards under our equity compensation plans covering 327,026 shares in 2013, in each case assuming that performance-vested awards vest at target performance. We anticipate that our future award grant practice will be in line with our historical award practice, and therefore expect to exhaust the current share reserves under the 2006 Plan and 2011 Plan within the next two years, assuming that performance-vested awards vest at target performance. As a result, the Company no longer has sufficient share capacity available under the 2006 Plan and 2011 Plan to fund anticipated awards in a manner necessary to properly implement our compensation program.

We are therefore requesting that our shareholders approve an additional 2,000,000 shares for grants under the 2011 Plan. In determining the number of requested shares to be reserved for issuance under the 2011 Plan, our management and Compensation Committee, in consultation with Meridian (our independent compensation consultant), evaluated our historical burn rate under our equity compensation plans and projected burn rate under the 2006 Plan and 2011 Plan, the cost of our outstanding equity awards and the overhang cost associated with outstanding awards under our equity compensation plans. We anticipate that the additional shares to be reserved for issuance under the 2011 Plan will allow us to continue making equity award grants for approximately five years, assuming that we continue to make awards consistent with our historical practice, as is currently anticipated, and that performance-vested awards vest at target performance.

Description of 2011 Plan, as Amended

Overview.  The purpose of the 2011 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

The maximum number of shares subject to options or stock appreciation rights that can be awarded under the 2011 Plan to any person is 350,000 per year. The maximum number of shares of Common Stock that can be awarded under the 2011 Plan to any person, other than pursuant to options or stock appreciation rights, is 200,000 per year.

Administration.  The 2011 Plan is administered by the Company’s Compensation Committee. Subject to the terms of the 2011 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2011 Plan. The Compensation Committee may delegate to a subcommittee of directors and/or officers the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Exchange Act. Options and stock appreciation rights may not be amended to lower their exercise prices without shareholder approval.

Stock Reserved for Issuance Under the 2011 Plan.  The stock issued or to be issued under the 2011 Plan consists of authorized but unissued shares of Common Stock. Stock issued under the 2011 Plan pursuant to awards assumed in connection with mergers and acquisitions by us will not reduce the number of shares reserved for issuance under the 2011 Plan. The closing price of the Company’s stock on the Record Date was $30.42.

Eligibility.  Awards may be made under the 2011 Plan to our directors, officers, employees or consultants and to any other individual whose participation in the 2011 Plan is determined to be in the Company’s best interests by the Compensation Committee. The Company estimates that currently approximately 80 persons are eligible to receive awards under the 2011 Plan.
Amendment or Termination of the Plan.  The Board of Directors may terminate or amend the 2011 Plan at any time and for any reason. However, no amendment may adversely impair the rights of participants with respect to outstanding awards, except in order to comply with Section 409A of the Code. Further, unless terminated earlier, the 2011 Plan will terminate 10 years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Repricing. The 2011 Plan prohibits the repricing of options without the approval of the shareholders, other than as part of an equitable adjustment. This provision relates to both direct repricings - lowering the exercise price of an option - and indirect repricings - canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards. The repricing prohibition also applies to stock appreciation rights.

Types of Awards Available for Grant under the 2011 Plan

Overview
Upon approval of this proposal, the 2011 Plan provides for the award to directors, officers, employees and other service providers of the Company of restricted stock, restricted stock units, options to purchase stock, stock appreciation rights, unrestricted stock, and other awards to acquire up to an aggregate of 2,850,000 shares of Common Stock. For purposes of the share limit, each option to purchase a share of Common Stock and each stock appreciation right will be counted as one share, and each share of restricted stock, restricted stock unit or share of unrestricted stock will be counted as 1.75 shares of Common Stock. Rights to receive dividends on Common Stock (except for rights to receive dividends in cash and which are related to other awards which are counted as 1.75 shares of Common Stock) will also themselves be counted as 1.75 shares of Common Stock. This method of counting recognizes the greater value inherent in a share of stock than in an option to purchase a share of Common Stock at a price equal to its fair market value on the date of grant. If an award under the 2011 Plan of restricted stock or restricted stock units is forfeited or an award of options or other rights granted under the 2011 Plan expires without being exercised, the shares covered by any such award would again become available for issuance under new 2011 Plan awards. Shares of stock that are delivered to or withheld by the Company to pay the exercise price or withholding taxes in connection with any award will not, however, be available for future awards.

Restricted Stock and Restricted Stock Units.  The 2011 Plan permits the granting of restricted stock and restricted stock units. Restricted stock is stock granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted stock units are substantially similar to restricted stock but result in the issuance of stock upon meeting specified holding periods and/or performance targets, rather than the issuance of the stock in advance. Restricted stock and restricted stock units granted under the 2011 Plan may not be sold, transferred, pledged or assigned prior to meeting the specified holding periods and/or performance targets. The Compensation Committee determines the holding periods and/or performance targets and the circumstances under which the holding periods and/or performance targets may be waived, such as upon death, disability, retirement, termination of employment or change in control.

Options.  The 2011 Plan permits the granting of options to purchase stock intended to qualify as incentive options under the Code and also options to purchase stock that do not qualify as incentive stock options (“non-qualified options”). The options we have granted have historically been principally non-qualified options. The exercise price of each option may not be less than 100% of the fair market value of the stock on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of the stock on the date of grant. An exception to these requirements is made for any options that the Company grants in substitution for options held by directors, officers, employees and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder’s option from his or her former employer.

The term of each option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability, retirement, termination of employment or change in control during which options may be exercised.

Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee, such as upon death, disability, retirement, termination of employment or change in control. In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering stock (which, if acquired from us, has been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise.

Options granted under the 2011 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Compensation Committee may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to address estate planning concerns.

Other Awards.  The Compensation Committee may also award under the 2011 Plan:

•
dividend equivalent rights, which are rights entitling the recipient to receive amounts equal to the dividends that would have been paid if the recipient had held a specified number of shares of Common Stock; provided, that dividend equivalent rights may not be granted relating to stock subject to an option or stock appreciation right;

•
stock appreciation rights, which are rights to receive a number of shares of Common Stock or, in the discretion of the Compensation Committee, an amount in cash or a combination of stock and cash, based on the increase in the fair market value of the stock underlying the right over the market value of such stock on the date of grant (or over an amount greater than the grant date fair market value, if the Compensation Committee so determines) during a stated period specified by the Compensation Committee not to exceed 10 years from the date of grant;

•	unrestricted stock, which is stock granted without restrictions; and

•	cash awards.

Section 162(m) of the Internal Revenue Code Compliance.  Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the next three highest compensated executive officers (other than the Chief Financial Officer) determined at the end of each year (the “covered employees”). However, performance-based compensation may be excluded from this limitation if certain criteria are met. The 2011 Plan is designed to permit the Compensation Committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m). Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Business Criteria.  The Compensation Committee would exclusively use one or more of the business criteria listed below, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per common share criteria), in establishing performance goals for awards to “covered employees” if the award is to be intended to satisfy the conditions of Section 162(m). The Compensation Committee may, in its discretion, exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or non-recurring item occurring after the establishment of the business criteria.

•	basic earnings per common share for the Corporation on a consolidated basis;

•	diluted earnings per common share for the Corporation on a consolidated basis;

•	total shareholder return;

•	net sales;

•	cost of sales;

•	gross profit;

•	selling, general and administrative expenses;

•	operating profit, alone or as a percentage of sales;

•	income before interest and/or the provision for income taxes;

•	net income;

•	productivity;

•	inventory turnover;

•	return on equity;

•	return on assets;

•	sales of new products;

•	economic value added, or another measure of profitability that considers the cost of capital employed;

•	net cash provided by operating activities;

•	net increase (decrease) in cash and cash equivalents;

•	customer satisfaction;

•	market share; or

•	product quality.

Dividends or Dividend Equivalents for Performance Awards.  Notwithstanding anything contrary to the foregoing herein, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be granted to a participant if and to the extent that the underlying award is earned.

Effect of Certain Corporate Transactions.  The Compensation Committee may cause awards granted under the 2011 Plan to vest in the event of a transaction resulting in a change in control of the Company.

Adjustments for Stock Dividends and Similar Events.  The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares of Common Stock available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the stock is subject to restrictions will be subject to withholding taxes. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units.  There are no immediate tax consequences of receiving an award of restricted stock units under the 2011 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of the stock issued to such grantee at the end of the restriction period. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Incentive Stock Options.  The grant of an incentive stock option (within the meaning of Section 422 of the Code) will not be a taxable event for the grantee or for the employer. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of stock received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to any compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the stock in an amount generally equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will be allowed a compensation expense deduction to the extent that the grantee recognizes ordinary income.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or for the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the stock (generally, the amount paid for the stock plus the amount treated as ordinary income at the time the option was exercised). The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2011 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock.  Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the stock on the date of the award, reduced by the amount, if any, paid for such stock. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Plan Benefits

Because awards to be granted in the future under the 2011 Plan are at the discretion of the Compensation Committee, it is not possible to determine the exact benefits or amounts to be received under the 2011 Plan by our employees and directors.  All of our executive officers and directors are eligible to participate in the 2011 Plan and thus have a personal interest in the approval of the increase in the number of shares available for issuance thereunder. No options have been granted under the 2011 Plan.

Registration with SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares under the 2011 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Amendment by our stockholders.

Vote Required for Approval

The approval of the increase of shares under the 2011 Plan requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the increase of shares under the 2011 Plan, unless specified otherwise.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	675,665	$15.52	1,110,158
Equity compensation plans not approved by security holders	—	—	—
________________________________________

(1)
As of December 31, 2012, includes 478,023 shares available for future issuance under the 2006 Long Term Equity Incentive Plan and 632,135 shares available for future issuance under the 2011 Omnibus Incentive Compensation Plan. Number of shares available for future issuance assumes target achievement for all existing performance-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Common Stock;

•	each of the Company’s Directors and Director nominees;

•	each of the Named Executive Officers (“NEOs”); and

•	all of the Company’s Directors and NEOs as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 39,676,531 shares outstanding and 492,317 shares that are deemed “beneficially owned” under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
William Blair & Company, L.L.C.	4,091,640	10.2%
222 West Adams Street, Chicago, IL 60606
Heartland Industrial Associates, L.L.C.(1)	2,404,972	6.0%
177 Broad Street, Stamford, CT 06901
FMR LLC(3)	2,821,221	7.0%
82 Devonshire Street, Boston, Massachusetts 02109
The Vanguard Group(4)	2,108,847	5.2%
100 Vanguard Blvd, Malvern, PA 19355
Thomas M. Benson(5)(7)	83,335	—%
Lynn A. Brooks(5)(7)	70,172	—%
Marshall A. Cohen(5)(7)	38,406	—%
Richard M. Gabrys(5)(7)	39,406	—%
Eugene A. Miller(5)(7)	58,218	—%
Joshua A. Sherbin(5)(7)	68,157	—%
Daniel P. Tredwell(2)(7)	2,408,420	6.0%
Samuel Valenti III(5)(6)(7)	110,406	—%
David M. Wathen(5)(7)	510,907	1.3%
A. Mark Zeffiro(5)(7)	74,364	—%
All executive officers and directors as a group (11 persons)(2)(5)(7)	3,536,459	8.8%
________________________________________

(1)
These shares of Common Stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of Common Stock directly. These limited liability companies and limited partnership hold shared voting power and shared dispositive power with respect to the shares of Common Stock listed herein as follows: 1,371,342 shares are held by TriMas Investment Fund I, L.L.C. (“TIF I”); 847,033 shares are held by Metaldyne Investment Fund I, L.L.C. (“MIF I”); 149,399 shares are held by HIP Side-by-Side Partners, L.P.; 24,759 shares are held by TriMas Investment Fund II, L.L.C.; and 12,439 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the Shareholders Agreement summarized under “Transactions with Related Persons-Shareholders Agreement,” Heartland Industrial Associates, L.L.C., and Heartland Industrial Partners, L.P., as the managing member of TIF I, MIF I, may be deemed to share beneficial ownership of shares of Common Stock held by other shareholders party to the Shareholders Agreement and may be considered to be a member of a “group,” as such term is used under Section 13(d) under the Exchange Act. The principal place of business for Heartland Industrial Associates, L.L.C. is 177 Broad Street, Stamford, CT 06901.

(2)
The number set forth in the table includes shares of Common Stock beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 177 Broad Street, Stamford, CT 06901.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC. As of December 31, 2012, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole voting power with respect to 626,145 shares of Common Stock and sole dispositive power with respect to 2,821,221 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors Trust Company, is an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the “Act”), is the beneficial owner of 553,714 shares of Common Stock, as a result of its serving as investment manager of institutional accounts owning such shares. FIL Limited (“FIL”), a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 71,600 shares of Common Stock. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
The Vanguard Group, Inc. (“Vanguard Group”) had sole voting power with respect to 42,861 shares of Common Stock, sole dispositive power with respect to 2,067,986 shares of Common Stock and shared dispositive power with respect to 40,861 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 40,861 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 2,000 shares of Common Stock as a result of its serving as investment manager of Australia investment offerings.

(5)
For Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Valenti and Wathen, the number set forth in the table includes options to purchase 45,830, 22,333, 26,000, 25,000, 26,000, 100,000 and 66,667 shares, respectively, granted under the Company’s 2002 and 2006 Long Term Equity Incentive Plans, that are currently exercisable; for Mr. Wathen, the number set forth in the table includes 8,334 restricted stock units awarded under the 2006 Long Term Equity Incentive Plan as earned in his employment agreement; and for Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Sherbin, Tredwell, Valenti, Wathen and Zeffiro, the number set forth in the table includes 8,462, 11,039, 3,448, 3,448, 3,448, 15,678, 3448, 3,448, 60,112 and 23,765 restricted shares of Common Stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan and/or 2011 Omnibus Equity Incentive Compensation Plan.

(6)	Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

(7)
Except for Messrs. Tredwell and Wathen, each director and named executive officer owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. We believe that all of our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2012 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	60	Director, President and Chief Executive Officer
A. Mark Zeffiro	47	Chief Financial Officer
Thomas M. Benson	57	President - Cequent Performance Products
Lynn A. Brooks	59	President - Packaging Systems
Joshua A. Sherbin	50	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Robert J. Zalupski	54	Vice President Finance, Corporate Development and Treasurer

David M Wathen. Business experience provided under “Director and Director Nominees.”

A. Mark Zeffiro. Mr. Zeffiro was appointed Chief Financial Officer of the Company in June 2008. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company, a diversified technology and financial services company (“GE”), and Black and Decker Corporation, a global manufacturer of quality power tools and accessories, hardware, home improvement products and fastening systems (“Black & Decker”). From 2004, during Mr. Zeffiro’s four-year tenure with Black & Decker, he was Vice President of Finance for the Global Consumer Product Group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of Black and Decker’s factory store business unit, a $50 million business comprising 38 factory stores and 500 personnel. From 2003 to 2004, Mr. Zeffiro was Chief Financial Officer of First Quality Enterprises, a private company producing consumer products for the health care market globally, where he led all financial activities, including funding, banking and audit. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was Chief Financial Officer of their medical imaging manufacturing division.

Thomas M. Benson. Mr. Benson has been President of the Company’s Cequent Performance Products, Inc. subsidiary since 2008. Prior to his appointment in 2005 as President of Cequent Towing Products, Inc., Mr. Benson held various management positions within the Cequent business, including President of Draw-Tite, Inc. Before joining the Company in 1984, Mr. Benson held the position of Manager Warranty Systems at Ford Motor Company, an automotive manufacturer and financial vehicle services company, from 1978 to 1984.

Lynn A. Brooks. Mr. Brooks has been President of the Packaging Systems business since 1996. He joined Rieke Corporation, today part of the Packaging Systems business, in 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager. Before joining Rieke, he served with Ernst & Young, a global leader in assurance, tax, transactions and advisory services, in the Toledo, Ohio and Fort Wayne, Indiana offices.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s General Counsel and Corporate Secretary in 2005, and Vice President and Chief Compliance Officer in May 2008, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

Robert J. Zalupski. Mr. Zalupski was appointed the Company’s Vice President, Finance and Treasurer in 2003 and assumed responsibility for Corporate Development in March 2010. He joined the Company as Director of Finance and Treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.
It is also the Company’s unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval and ratification of transactions with related parties.

Heartland Industrial Partners
Initial Public Offering
On May 17, 2007, the Company completed an initial public offering which benefited all of the Company’s pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Common Stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company’s Common Stock. As of the Record Date and as disclosed under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters,” Heartland beneficially owned approximately 6% of the Company’s Common Stock.
Shareholders Agreement
Heartland and other investors are parties to a shareholders agreement regarding their ownership of the Common Stock (the “Shareholders Agreement”). The Shareholders Agreement provides Heartland and the other parties to it with certain registration rights under the Securities Act of 1933, as amended. There are no arrangements or understandings between any of the Company’s directors on the one hand and Heartland on the other hand pursuant to which a director was selected.
Advisory Services Agreement
The Company and Heartland are party to an advisory services agreement, pursuant to which Heartland is reimbursed for certain of its expenses and may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval of the disinterested members of the Company’s Board of Directors. Heartland did not charge the Company any fees related to transaction services in 2011 or 2012.
Management Rights Agreement
The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company’s securities. Heartland has the right to attend Board meetings as an observer even if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.
Relationships with Heartland
The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company’s directors, Mr. Tredwell, is the Managing Member of Heartland Industrial Partners, L.L.C. Mr. Valenti, the Company’s Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm’s length basis, relationships with certain of Heartland’s limited partners, including banking, insurance and other relations.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis Overview

Introduction
This Compensation Discussion & Analysis (“CD&A”) describes the executive compensation programs in place at the Company for 2012 and key elements of the program for 2013. Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy for our NEOs;

•	The respective roles of our Compensation Committee (the “Committee”) and management in the executive compensation process;

•	The key components of our executive compensation program; and

•	How the decisions we make in the compensation process align with our compensation philosophy.
Throughout this CD&A, TriMas’ Named Executive Officers or NEOs means:

(1)	President and Chief Executive Officer - David M. Wathen (“President and CEO”);

(2)	Chief Financial Officer - A. Mark Zeffiro (“CFO”);

(3)	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary - Joshua A. Sherbin (“General Counsel”);

(4)	President - Packaging Systems - Lynn A. Brooks (“President - Packaging Systems”); and

(5)	President - Cequent Performance Products - Thomas M. Benson (“President - Cequent Performance Products”).
2012 EXECUTIVE SUMMARY
Philosophy and Goals of Executive Compensation Program
Our executive compensation philosophy is to employ programs that attract and retain key leaders, deliver pay that varies appropriately with the actual performance results achieved, and motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions. Our goal is to align our executives’ interests with those of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals.
2012 Financial Highlights
In 2012, we reported record net sales of $1.273 billion, an increase of 17% compared to 2011, with sales growth in five of our six segments.  During 2012, the management team continued to make significant progress on our strategic initiatives, as highlighted in the specific accomplishments detailed below:

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Enhanced capital structure by issuing 4 million shares of common stock utilizing $79 million of net proceeds to redeem $50 million of higher-cost debt, reduce interest costs and execute bolt-on acquisitions to better position businesses in growing end markets;

•	Retired 9 3/4% senior notes and amended credit facilities to reduce borrow rates, extend maturities and enhance liquidity and capital structure flexibility;

•	Increased sales due to new product introductions, market share gains and geographic expansion;

•	Continued to invest in a flexible manufacturing footprint and productivity projects to optimize manufacturing costs long-term, increase capacity, respond to customer needs and drive future growth;

•	Expanded geographic reach and related sales into China, Thailand, Brazil, Singapore, South Africa and New Zealand;

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Utilized cash flow and cash on hand to invest in future growth and productivity programs including approximately $89.9 million of bolt-on acquisitions and $46.1 million in capital expenditures, while reducing total indebtedness; and

•	Ended the year with improved levels of available liquidity.

In addition, we continued to make strategic investments in our business segments, including the completion of several bolt-on acquisitions which enhanced our growth opportunities through expansion of the product portfolio, customer base and geographic reach.  The management team also continued to drive productivity and lean initiatives across the organization.  The savings realized from these actions enabled us to fund our growth initiatives and to offset inflationary and commodity cost increases. The significant accomplishments mentioned above led to a strong performance in 2012 and continued to build upon the foundation for long term growth and earnings expansion.
Executive Compensation Practices
Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interest.

What We Do
Pay for Performance - We tie pay to performance. The majority of executive pay is not guaranteed. We set financial goals for corporate and business unit performance.
Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.
Reasonable Executive Severance/Change-in-Control Policy - We believe we have reasonable post-employment and change in control provisions.
Share Ownership Guidelines - We have adopted share ownership guidelines, which all NEOs currently exceed.
Regular Review of Share Utilization - We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.
Review Tally Sheets - The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.
Double Trigger - Our Change-in-Control Policy calls for payment of a cash severance and vesting of restricted stock awards after a change in control only if an employee is also terminated.
Independent Compensation Consulting Firm - The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

What We Don’t Do
No employment Contracts - We do not have employment contracts for NEOs.
No Excise Tax Gross-Ups Upon Change in Control - We do not provide for excise tax gross-ups on change-in-control payments.
No Repricing Underwater Stock Options - We do not permit underwater stock options to be repriced.
No Pledging or Hedging Transactions or Short Sales Permitted - Our policies prohibit executives, including the NEOs, and directors from pledging, engaging in hedging or short sales with respect to the Company’s Common Stock.

Summary of Compensation Decisions and Outcomes for 2012
The key decisions the Committee made during 2012 are summarized below and discussed in greater detail in the remainder of this CD&A

Base Salary Adjustments The Committee approved modest base salary adjustments for our NEOs of up to 5%, to recognize individual performance and general market movement.

Short Term Incentive Program

Company-wide:

The Committee approved changes to the weighting of the metrics used in the Company-wide short term incentive program for 2012 in which the President and CEO, CFO, and General Counsel participate.

The weighting for EPS was increased from 30% to 35% to reflect the Committee’s view of EPS as an important indicator of Company success and aligned with TriMas’ strategic imperatives.  To emphasize EPS as a metric, weighting for Sales/Profitability was reduced by 5%.

The Committee approved an increase to the 2012 target award for Mr. Zeffiro (72.5% to 75% of base salary) to further increase his focus on performance-based pay. The target bonus award percentages for the CEO and General Counsel remained the same.

Based on Company-wide 2012 performance, the short term incentive program attainment was 90% of target, which is payable in 2013. Amounts earned varied by metric from a low of 0% of target to a maximum of 170% of target based on performance results achieved.

Packaging Systems:

The Committee approved changes to the weighting of the metrics used in the Packaging Systems 2012 short term incentive program.

For 2012, the weighting on Cash Flow from Operations was increased from 20% to 30%. To emphasize Cash Flow as a metric, weightings for the Productivity and New Market/Product Growth measure categories were each reduced by 5%. These changes reflect the Committee’s view of cash flow from operation as an increasingly important indicator of Company success and aligned with TriMas’ strategic imperatives.

The target bonus award percentage remained the same for the President - Packaging Systems.

Based on Packaging Systems’ 2012 performance, the short term incentive plan attainment was 136.5% of target, which is payable in 2013. Amounts earned varied by metric from a low of 88% of target to a maximum of 175% of target based on performance results achieved.

Cequent Performance Products:

The Committee approved changes to the weighting of the metrics used in Cequent Performance Products 2012 short term incentive program.

For 2012, the weighting on Cash Flow from Operations was increased from 20% to 30%. To reflect this shift in emphasis, the weightings for the Productivity and New Market/Product Growth categories were each reduced by 5%.

These changes reflect the Committee’s view of cash flow from operation as an increasingly important indicator of Company success that is aligned with our strategic imperatives.

The target bonus award percentage remained the same for the President - Cequent Performance Products.

Based on Cequent Performance Products’ 2012 performance, the short term incentive plan attainment was 173.6% of target, which is payable in 2013. Amounts earned varied by metric from a low of 150% of target to a maximum of 200% of target based on performance results achieved.

Short Term Incentive Compensation to Equity

Amounts earned by the NEOs (and certain other plan participants) are paid 80% in cash, with the remaining 20% paid in TriMas restricted stock that vests on the one year anniversary of the grant date. This program feature promotes retention as well as the alignment of executives’ interests with those of our shareholders.

Long Term Incentive Program

New Long Term Program

The Committee adopted a new long-term incentive program starting in 2012 that incorporates annual (rather than periodic) grants.

The Committee granted equity awards to each of the NEOs that consist of performance stock and service-based restricted stock units, both of which will be settled in shares, with each corresponding to 50% of the overall long-term incentive target award value.

The Committee recognized that changes in timing and format of the long term incentive program impact both the competitiveness of participants’ pay and expose the Company to retention concerns. To address these concerns, the 2012 long-term incentive equity grants also included a one-time transition grant consisting of performance stock units (“PSUs”), to be settled in shares based on the degree to which both one- and two-year financial goals are achieved. Based on the achievement of the one year financial goal for the transitional grant (grant was based on an EPS target), results were above target, resulting in 175% of the target number of shares awarded.

Results and Role of Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 10, 2011, approximately 99.2% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers.
In view of this vote outcome, as well as its ongoing program evaluation, the Committee views its 2012 decisions regarding various aspects of the program as consistent with the overall philosophy and structure of the program that are supported by our shareholders.
In addition, a majority of the shareholders who voted on the frequency of the “say-on-pay” vote at the 2011 Annual Meeting of Shareholders approved an advisory vote on the Company’s executive compensation every three years. In alignment with the shareholder vote, we will hold advisory votes on the Company’s NEO compensation in 2014 and again in 2017, at which time we will also hold the next required vote on the frequency of the shareholder vote on executive compensation.

DETAILED PROGRAM DESCRIPTIONS
Overview of Key Program Elements
Our Committee works closely with the Company’s leadership team to refine our compensation programs, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation whereby executives are rewarded for results that create shareholder value.
Compensation that is performance-based (as opposed to fixed) increases as an executive’s responsibility increases. The Committee believes that the portion of an officer’s total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.
The main elements of our compensation structure and how each supports our compensation philosophy are summarized below:

Principal Compensation Elements
Element	Description	Performance Consideration	Primary Objective
Base Salary	Fixed cash payment	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Short Term Incentive Plan	Short-term incentive paid in cash and equity (20% of award paid in restricted stock, subject to 1 year vest)	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests, as well as retention due to the 1 year vesting requirement on the equity award
Long Term Incentive Plan	Equity based awards include stock options, restricted shares, restricted units, and performance share units (note that not all types of awards are granted every year)	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests; promote achievement of longer-term financial and strategic objectives
Retirement and Welfare Benefits	Retirement plans, health and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Perquisites - Flexible Cash Allowance and Executive Physicals	Fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve the President and CEO’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including the President and CEO and other NEOs.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, our President and CEO provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. Our CFO also provides input and analysis regarding financial and operating results. Our Vice President, Human Resources regularly works with the Committee Chair to prepare materials for Committee discussions and presents management’s recommendations regarding program changes.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Consultant
The Committee has retained an outside consulting firm to advise the Committee on various executive and director compensation matters. For fiscal year 2012, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”).

Meridian reports directly to the Committee. Use of an outside consultant is an important component of the TriMas compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the members as required to provide input with regard to the President and CEO’s compensation based on the Committee’s assessment of his performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. We have been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the Chair of the Committee.
During 2012, Meridian’s consulting related primarily to the Company’s compensation analysis for the NEOs and Board, as well as the implementation of the new annual long-term equity compensation plan, providing advice on market trends and developments in executive compensation practices, consulting on our short-term incentive plan, assisting with analyses regarding our share authorization request, conducting a review of our severance program, and providing peer group and market information to enable the Committee to confirm the Company’s executive compensation structure is commensurate with the executive officers’ responsibilities as well as appropriately competitive. During 2012, the Company paid Meridian approximately $199,000 for advising the Committee on executive and director compensation matters.

The Role of Compensation Benchmarking and Peer Group Assessment

The Committee believes that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. However, the Committee does not rigidly rely only on market data in making pay decisions; it considers such other factors as overall Company performance, general business conditions and the goals of retaining and motivating leadership talent.
The peer group includes companies in the same or similar Global Industry Classification Standard categories as TriMas, and that are roughly comparable to the Company in size (generally, their 2011 revenues ranged from one third of to three times TriMas’ 2011 revenues). This group also includes companies against which TriMas competes for customers, market share and talent. In 2012, the Committee reviewed and revised the benchmarking peer group utilized in the previous year to support pay decisions made for 2013. In view of the Company’s divestiture of Precision Tool Company in December 2011, which had most closely resembled Kennametal’s business activities, Kennametal, which had been included for the 2012 review, was excluded from the peer group for 2013 pay decisions. Similarly, due to its impending acquisition by a third party, Robbins & Myers, which had been included in 2012, was also excluded from the 2013 pay analysis.
The following 24 companies comprise the Company’s peer group:

Actuant Corporation	Gardner Denver	Robbins & Myers(1)
Ametek, Inc.	GenCorp. Inc.	Roper Industries Inc.
Aptar	Graco, Inc.	Silgan Holdings
Carlisle Companies	Greif, Inc.	Stoneridge Inc.
Crane Co.	IDEX	Teleflex Inc.
Donaldson Company	Kaydon Corporation	Thor
Drew Industries	Kennametal(1)	Transdigm Group
EnPro	Lufkin Industries	Winnebago Industries
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(1) As noted above, included for 2012 decisions, but excluded for 2013 decision-making.
The Committee reviews the peer group annually to ensure it remains suitable for benchmarking purposes. The Committee anticipates that changes in the group will occur from time to time based on the evolution of the Company’s business strategy, the business mix of the peer companies and the availability of comparative data.
In general, the Committee’s objective is to set target compensation levels at market median with an opportunity to earn above market awards when shareholders have received above market returns. However, the Committee recognizes that it may occasionally need to set and pay target compensation above this range depending on the circumstances (for example, to address specific individual hiring or retention issues). In determining the compensation components for each NEO for 2012, the Committee generally focused on market values at the size adjusted median. It also subjectively considered other factors in its decision process including individual performance, Company performance, experience and incremental cost. Specific positioning against the market is described in the following paragraphs in greater detail for each component of pay.

Compensation Components
Description of the material elements of the Company’s executive compensation program, the purpose for each and decisions made regarding each element are provided in the following paragraphs.
Base Salary
Base salaries for the Company’s NEOs are established based on the scope of their responsibilities, prior relevant background, training and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the benchmark peer group. We believe that providing competitive salaries is key to its ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to TriMas’ NEOs. In so doing, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following salary adjustments for 2012 for our NEOs:

NEO	Base Salary as of January 1, 2012	Base Salary Rate effective July 2, 2012	% Increase
President and CEO	$700,000	$700,000	—%
CFO	410,000	430,500	5%
General Counsel	381,100	392,500	3.0%
President - Packaging Systems(1)	442,500	454,800	3%
President - Cequent Performance Products	316,800	326,000	2.9%

(1)President, Packaging Systems: Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

The Committee concluded that the President and CEO’s base salary is consistent with market levels and no adjustment was necessary. The above increases for the remaining NEOs represent increases consistent with merit assessments and general market movement for the respective positions.
The Committee has also approved the following salary levels to become effective July 1, 2013:

NEO	Base Salary as of July 1, 2013	% Increase
President and CEO	$721,000	3.0%
CFO	460,700	7.0%
General Counsel	392,500	—%
President - Packaging Systems(1)	454,800	—%
President - Cequent Performance Products	335,800	3.0%

(1)President, Packaging Systems: Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

With respect to 2013, the base salary adjustments for the President and CEO, CFO and President - Cequent Performance Products are consistent with merit assessments and to better align with market levels. The Committee concluded that the General Counsel and President - Packaging System’s base salary is in line with market levels and no adjustment was necessary.

2012 TriMas Short Term Incentive Compensation Plan

The goal of the Short Term Incentive Compensation Plan (“STI”) is to support our overall business objectives by aligning corporate and business unit performance with the goals of shareholders and focusing attention on the key measures of success. The Plan is designed to accomplish this goal by providing the opportunity for additional cash or stock-based rewards when pre-established performance goals are achieved. The Plan also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.
Target awards. Each of our NEOs has a target bonus opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2012 are shown in the following chart:

NEO	Target Bonus Amount	Target Award as Percent of Salary
President and CEO	$788,000	112.5%
CFO	322,900	75.0%
General Counsel	196,300	50.0%
President - Packaging Systems	295,300	70.0%
President - Cequent Performance Products	163,000	50.0%

Based on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 217.5% for participants at the Company-wide level, and from 0% to 200% for business unit participants.
Consistent with the program design, all STI participants, including the NEOs, whose target awards exceed $20,000 receive 80% of the award earned in cash and 20% of the award value in the form of a restricted stock award that vests one year from the grant date, generally subject to continued employment. The number of shares awarded is based on the 20% award value divided by the closing share price on the date of the stock grant. This program feature permits the STI to reward shorter-term performance and at the same time to encourage longer-term employee retention.
Performance Measures. The STI measures Company-wide financial performance indicators to determine bonuses earned by participants with Company-wide responsibilities. The President and CEO, CFO and General Counsel can earn bonuses based on achieving Company-wide performance goals. As participants with business unit level responsibility are assessed on metrics that evaluate solely the performance of the business unit, the President - Packaging Systems and the President - Cequent Performance Products short term incentive plans are based on the results achieved by Packaging Systems and Cequent Performance Products respectively.
Each year, the Committee approves the specific performance metrics for that year’s program, and their relative weightings based on the importance of that measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the plan will pay out at 100% of the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within the matrix, with the distance between the milestones pre-determined depending on the respective metric.
Company-wide Performance Measures. The following Company-wide performance metrics were selected for the 2012 STI for employees with Company-wide responsibility:

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Sales/Profitability-35%. This metric provides for rewards based on our performance in two areas: (1) the Company’s consolidated recurring operating profit as a percent of net sales (operating margin), and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

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Earnings Per Share-35%. Earnings Per Share (“EPS”) is the diluted earnings per share, from continuing operations, as reported in the Company’s publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments.

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Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

The Committee approved changes to the weighting of the metrics used in the Company-wide short term incentive program. For 2012, the weighting for EPS was increased from 30% to 35%. To emphasize EPS as a metric, weighting for Sales/Profitability was reduced by 5%. This change reflects the Committee’s view of EPS as an important indicator of Company success and aligned with TriMas’ strategic imperatives.

For 2012, the specific Company-wide performance goals were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $1,104.0 million in sales and 10.9% operating profit, the participant would receive 50% of the target allocated to this metric	At $1,206.5 million in Sales and 11.9% operating profit, the participant would receive 100% of the target allocated to this metric	At $1,278.9 million in Sales and 12.7% operating profit, the participant would receive 200% of the target allocated to this metric	35%
EPS	At $1.58 earnings per share, the participant would receive 50% of the target allocated to this metric	At $1.78 earnings per share, the participant would receive 100% of the target allocated to this metric	At $2.00 earnings per share, the participant would receive 250% of the target allocated to this metric	35%
Cash Flow	At $29.0 million cash flow, the participant would receive 70% of the target allocated to this metric	At $38.6 million cash flow, the participant would receive 100% of the target allocated to this metric	At $48.3 million cash flow, the participant would receive 200% of the target allocated to this metric	30%
Packaging Systems Performance Measures. For 2012, the STI for the President - Packaging Systems was based on the following performance measures at the Packaging Systems level. This approach focuses the President - Packaging Systems on optimizing the performance of Packaging Systems rather than on overall Company-wide performance.

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Sales/Profitability-40%. This measure provides for rewards based on Packaging Systems’ performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

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Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/ expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes.

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Productivity-15%. This measure is based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (e.g., the natural leverage of fixed costs attributable to higher levels of production).

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% New Products/Product Growth-15%. The % New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

As described earlier, the 2012 Plan places greater weight on Cash Flow from Operations than was the case in 2011 (weighting increased from 20% to 30%). To provide this emphasis, weightings for the Productivity and New Market/Product Growth metrics each were reduced by 5%. These changes reflect the Committee’s view of cash flow from operations as an increasingly important indicator of Company success that is aligned with our strategic imperatives.

For 2012, the specific performance goals for Packaging Systems were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $243.0 million in sales and 21.6% operating profit, the participant would receive 50% of the target allocated to this metric	At $270.0 million in Sales and 23.0% operating profit, the participant would receive 100% of the target allocated to this metric	At $297.0 million in Sales and 24.5% operating profit, the participant would receive 200% of the target allocated to this metric	40%
Cash Flow	At $42.61 million cash flow, the participant would receive 70% of the target allocated to this metric	At $53.25 million cash flow, the participant would receive 100% of the target allocated to this metric	At $63.90 million cash flow, the participant would receive 200% of the target allocated to this metric	30%
Productivity	At $4.66 million in Productivity gains the participant would receive 60% of the target allocated to this metric	At $5.83 million in Productivity gains the participant would receive 100% of the target allocated to this metric	At $8.63 million in Productivity gains the participant would receive 200% of the target allocated to this metric	15%
% New Product/Product Growth	See note below. (1)			15%
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(1)
The Committee set the target for this metric at a level that requires Packaging Systems to successfully expand its product portfolio and geographic market base to contribute both to 2012 sales and profitability and provide a foundation for 2013 activity. Achievement at each milestone requires innovation and commercialization.

Cequent Performance Products Performance Measures. For 2012, the STI for the President - Cequent Performance Products was based on the following performance measures at the Cequent Performance Products level. This approach focuses the President - Cequent Performance Products on optimizing the performance of Cequent Performance Products rather than on overall Company-wide performance.

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Sales/Profitability-40%. This measure provides for rewards based on Cequent Performance Products performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/ expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes.

•
Productivity-15%. This measure is based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (e.g., the natural leverage of fixed costs attributable to higher levels of production).

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% New Products/Product Growth-15%. The % New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

As with Packaging Systems, Cequent’s 2012 STI places greater weight on Cash Flow from Operations than was the case in 2011 (weighting increased from 20% to 30%). To reflect this greater emphasis, weightings for the Productivity and New Market/Product Growth metrics each were reduced by 5%. These changes reflect the Committee’s view of cash flow from operations as an increasingly important indicator of Company success and further aligns with strategic imperatives.

For 2012, the specific performance goals for Cequent Performance Products were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $243.6 million in sales and 7.5% operating profit, the participant would receive 50% of the target allocated to this metric	At $253.8 million in Sales and 7.9% operating profit, the participant would receive 100% of the target allocated to this metric	At $274.5 million in Sales and 8.9% operating profit, the participant would receive 200% of the target allocated to this metric	40%
Cash Flow	At $12.94 million cash flow, the participant would receive 70% of the target allocated to this metric	At $15.23 million cash flow, the participant would receive 100% of the target allocated to this metric	At $19.04 million cash flow, the participant would receive 200% of the target allocated to this metric	30%
Productivity	At $2.85 million in Productivity gains the participant would receive 60% of the target allocated to this metric	At $3.57 million in Productivity gains the participant would receive 100% of the target allocated to this metric	At $5.71 million in Productivity gains the participant would receive 200% of the target allocated to this metric	15%
% New Product/Product Growth	See note below.(1)			15%
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(1)
The Committee set the target for this metric at a level that requires Cequent Performance Products to successfully expand its product portfolio and geographic market base to contribute both to 2012 sales and profitability and provide a foundation for 2013 activity. Achievement at each milestone requires innovation and commercialization.

Award Determination and Payouts. In February of each year, the Committee determines the degree to which the STI goals for the prior year were achieved. For 2012, the results achieved for each Company-wide performance measure are indicated below.

Metric	Weight	Result Achieved	Payout Earned as a Percent of Total Target Award
Sales/Profitability	35%	Below Target	87%

Earnings per share	35%	Above Target	170%
Cash flow	30%	Below Threshold	—%
Total Target Award Payout			90%

Results for the President - Packaging Systems, whose bonus is determined at the Packaging Systems level, and results for the President - Cequent Performance Products, whose bonus is determined at the Cequent Performance Products level, are detailed below:

Metric	Weight	Packaging Systems		Cequent Performance Products
		Result Achieved	Payout as % of Target	Result Achieved	Payout as % of Target
Sales/Profitability	40%	Below Target	88%	Above Target	181%
Cash Flow	30%	Above Target	175%	Above Target	150%
Productivity	15%	Above Target	175%	Above Target	175%
% New Products/Product Growth	15%	Above Target	150%	Above Target	200%
Total			136.5%		173.6%

The target and actual awards earned by our NEOs are listed in the following chart:

NEO	Target Award as Percent of Salary	Target Bonus Amounts	Actual Short Term Incentive Award Earned	Short Term Incentive Earned and Paid in Cash	Short Term Incentive Earned and Paid in Restricted Stock in March 2013
President and CEO	112.5%	$788,000	$709,200	$567,360	$141,840
CFO	75.0%	322,900	290,610	232,488	58,122
General Counsel	50.0%	196,300	176,670	141,336	35,334
President - Packaging Systems	70.0%	295,300	403,085	322,468	80,617
President - Cequent Performance Products	50.0%	163,000	282,968	226,374	56,594

Special Cash Awards

On February 20, 2013, in recognition of their leadership and roles within the Company, the Committee awarded a discretionary cash bonus to the CEO, CFO and General Counsel in the amount of $165,000, $70,000 and $45,000, respectively.

During 2012, the Company agreed, separate from the STI, to pay a retention bonus in the amount of $150,000 to the President - Cequent Performance Products if he continued to be employed by the Company on January 31, 2014.

2013 TriMas Short Term Incentive Compensation Plan - Program Highlights

For fiscal year 2013, the Committee approved the following changes to the Corporate -wide metric weightings to reinforce management’s focus on long term growth and earnings potential. Specifically, the Committee reduced the cash flow weighting from 30% to 20% and increased the weighting for each of Sales/Profitability and Earnings Per Share from 35% to 40%.

For fiscal year 2013, the Committee did not make any changes to the STI at the business unit level. All other key design features of the STI for 2013 remain unchanged. The NEO target awards for 2013, as a percent of base salary, are as follows:

NEO	Target Bonus Amount	Target Bonus as a percentage of salary
President and CEO	$811,200	112.5%
CFO	345,500	75.0%
General Counsel	235,500	60.0%
President - Packaging Systems	295,300	70.0%
President - Cequent Performance Products	167,900	50.0%

The Committee concluded that the President and CEO’s short term incentive target award percentage is appropriately aligned with market. The General Counsel’s target award percentage was increased from 50% to 60% for better market alignment. The Committee concluded that the other NEOs’ STI target award percentages were appropriately aligned with market award levels and no adjustment was necessary.

2012 Short Term Incentive Compensation Plan Equity Component.
In connection with the approval by the Committee of the 2012 Short Term Incentive Compensation Plan payments, each NEO receives 80% of the payment in cash and 20% of the payment in restricted stock awards. The number of shares of restricted stock is based on the close of business stock price on March 1, 2013. As described earlier, these shares will vest on the first anniversary of the grant, provided the participant is employed by the Company at the time of vest. The value to be delivered to each NEO in restricted stock is as follows:

NEO	Short Term Incentive Compensation Earned and issued as Restricted Stock with vesting on March 1, 2014
President and CEO	$141,840
CFO	58,122
General Counsel	35,334
President - Packaging Systems	80,617
President - Cequent Performance Products	56,594

Long-Term Incentive Program
Overview. The Company maintains three equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan, the 2006 Long Term Equity Incentive Plan and the 2011 Omnibus Incentive Compensation Plan (collectively, the “Equity Plans”). The 2002 Long Term Equity Incentive Plan expired in June 2012; although there are outstanding equity awards under this Plan, no future equity awards will be granted from it. The Equity Plans allow for grants to employees, directors and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards.
Purpose. Our long-term equity program has been designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders. The Company’s historical approach to granting long term equity was to grant stock option awards that covered a three year period. Since the last award of options in 2009, the Company periodically has granted equity awards to select participants to recognize leadership and retention concerns.
Based on the Committee’s evaluation of the objectives to be achieved with a long-term incentive strategy, which included input from the Committee’s independent consultant and management, the Committee adopted a new long-term incentive program starting in 2012 that incorporates annual (rather than periodic) grants. The ongoing annual grant program includes both PSUs and service-based restricted stock awards (rather than being focused on stock options). These changes more closely align TriMas’ program with market trends and provide a more effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders.

The Committee recognized that changes in timing and format of the long-term incentive program impact both the competitiveness of participants’ pay, and also expose the Company to retention concerns. To address these concerns, the 2012 long-term incentive equity grants included both an annual grant as well as a one-time transition grant.

2012 Long Term Incentive Awards. As described above, awards made in 2012 are referred to here as the 2012 Long Term Incentive (“2012 LTI”) and the Transitional Long Term Incentive (“Transitional LTI”).
2012 LTI: Under the 2012 LTI, equity awards are granted to the Company’s NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2012 LTI award sizes as a percentage of each NEO’s base salary are as follows:

NEO	2012 LTI award as a % of 2011 Base Salary
President and CEO	200%
CFO	140%
General Counsel	115%
President - Packaging Systems	50%
President - Cequent Performance Products	50%
In determining the total value of the long-term incentive award opportunity for each executive, the Committee reviewed market data, historical award values, share constraints, overall cost of the 2012 LTI award program and assessed the distribution of equity awards among the NEOs and other participants in the 2012 LTI program.
Awards under the 2012 LTI consist of PSUs and service-based restricted stock awards, which will be settled in shares, with each corresponding to 50% of the overall long-term incentive target award value. The Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the Company and aligns the executives’ interests with the interests of the Company’s shareholders. The balance between performance-based and time-based grants is in alignment with the development of the Company’s growth strategy, motivates management to strike the appropriate balance between short-term and long-term decision-making and aligns management’s long-term compensation closely with shareholder interests.
The approved target 2012 LTI grants for the 2012-2014 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
President and CEO	$700,000	$700,000
CFO	287,000	287,000
General Counsel	219,100	219,100
President - Packaging Systems	102,400	102,400
President - Cequent Performance Products	79,200	79,200

The dollar values listed in the above chart were converted into a number of units and shares based on the closing stock price on March 1, 2012.
The service-based restricted stock award vests in three equal installments on the first three anniversaries of the grant date of the award.
The PSU award can be earned based on the achievement of specific performance measures over a period of three calendar years, with the first three-year cycle beginning on January 1, 2012 and ending on December 31, 2014. For the 2012-2014 cycle, the two performance measures are described below:

•	75% based on EPS cumulative average growth rate (“EPS CAGR”): Measured by EPS compounded annual growth rate for the three fiscal years in the cycle; and

•
25% based on cash generation: Cash generation refers to the Company’s cash flow for the three fiscal years in the cycle from operating activities less capital expenditures, as publicly reported by the Company, plus or minus special items that may occur from time-to-time, divided by the Company’s three-year income from continuing operations as publicly reported by the Company, plus or minus special items that may occur from time-to-time.

The actual number of PSUs earned will be determined based on performance achieved, with amounts that can vary from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award. If the threshold performance target is not achieved for the EPS CAGR or cash generation metric, respectively, no award is earned. The performance goals for the PSU awards are established at the beginning of the three-year cycle. The PSU award vests on a “cliff” basis at the end of the three-year performance period. For example, based on the degree to which the performance goals are met, any PSUs earned for the 2012-2014 cycle will vest in 2015.
Transitional LTI: In addition to the 2012 LTI, the Company implemented a Transitional LTI, intended to address concerns about the competitiveness of pay as the program transitions from periodic to annual grants and related retention considerations. Given the earning and release timing of the performance unit portion of the 2012 LTI, the Transitional LTI provides the participant the opportunity for a vested equity benefit in 2013 and 2014.
The Transitional LTI awards made to the NEOs and other eligible participants consist of performance-based grants. Any PSUs earned will be settled in shares. Sixty percent (60%) of the Transitional LTI awards can be earned based on 2012 EPS growth with the potential for the remaining 40% to be earned based on cumulative EPS CAGR for 2012 and 2013.

The approved target Transitional LTI grants for our NEOs are as follows:

	Transitional LTI Target Award in Grant Date $ Value
Name	2012 EPS Growth	2012-2013 EPS CAGR
President and CEO	$701,400	$467,600
CFO	287,600	191,700
General Counsel	219,500	146,400
President - Packaging Systems	102,600	68,400
President - Cequent Performance Products	79,400	52,900

The amounts listed in the above chart were converted to a number of units based on the closing stock price on March 1, 2012.
For both portions of the Transitional LTI awards, any PSUs earned will be based solely on the degree to which predetermined EPS growth for 2012 and EPS CAGR for 2012/2013 goals are met, with amounts that can vary from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award. If the threshold performance target is not achieved for either EPS growth or EPS CAGR, no award is earned.
For the Transitional LTI based on 2012 EPS growth, EPS performance against the target of $1.78 resulted in an award of 175% of the target PSU award for the NEOs and other eligible participants.

2013 Long Term Incentive Awards

Under the 2013 Long Term Incentive Award Program (“2013 LTI”), equity awards are granted to the Company’s NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2013 LTI award sizes as a percentage of each NEO’s base salary are as follows:

NEO	2013 LTI award as a % of July 1, 2013 Base Salary
President and CEO	290%
CFO	175%
General Counsel	125%
President - Packaging Systems	75%
President - Cequent Performance Products	75%
In determining the total value of the long-term incentive award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization.
Awards under the 2013 LTI consist of PSUs and service-based restricted stock, which will be settled in shares, with each corresponding to 50% of the overall long-term incentive target award value.
The approved target 2013 LTI grants for the 2013-2015 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
President and CEO	$1,045,500	$1,045,500
CFO	403,100	403,100
General Counsel	245,300	245,300
President - Packaging Systems	158,200	158,200
President - Cequent Performance Products	125,900	125,900

The dollar values listed in the above chart were converted into a number of units based on the closing stock price on March 1, 2013.
Like the 2012 LTI, the 2013 service-based restricted stock award vests in three equal installments on the first three anniversaries of the grant date of the award.
The 2013 PSU award can be earned, in substantially the same manner as the 2012 LTI, based on the achievement of specific performance measures over a period of three calendar years, but the cycle begins on January 1, 2013 and ends on December 31, 2015. For the 2013-2015 cycle, the same performance measures and range of possible awards apply as with the 2012 LTI. Based on the degree to which the performance goals are met, any PSUs earned for the 2013-2015 cycle will vest in 2016.

Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life and accidental death and dismemberment insurance programs.

The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants’ permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Company’s quarterly contribution component of its retirement program, the Company contributes to the employee’s plan account an amount determined as a percentage of the employee’s base pay upon an employee’s eligibility following one year of employment. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2012, Mr. Wathen received 4.5%, Mr. Zeffiro received 4.0%, Mr. Sherbin received 4.0%, Mr. Benson received 4.5% and Mr. Brooks received 7.0% due to a supplemental legacy benefit.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers these programs to enhance the competitiveness of total executive pay. Effective January 9, 2013 the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin, and Zeffiro). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company’s contributions occurs upon attainment of retirement age or death.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company’s tax-qualified retirement plan, but for tax limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s age.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
TriMas Corporation Benefit Restoration Pension Plan
Mr. Brooks participates in the TriMas Corporation Benefit Restoration Plan (“Benefit Restoration Plan”), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company’s predecessor) because of tax limits on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.
Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company’s other plans. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the “Executive Retirement Program” table.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program certain executives receive a quarterly cash allowance in lieu of other Company provided perquisites. Eligibility and amount of the cash allowance are periodically reviewed by the Committee.
For the fiscal year 2012, the NEOs received the following cash allowances:

•	President and Chief Executive Officer; Chief Financial Officer; General Counsel; President, Packaging Systems - $55,000
•President - Cequent Performance Products - $25,000
The same cash allowance levels will remain in place in 2013 for participating executives, including the NEOs. The Company continues to make executive physical examinations available to its officers.
Change in Control and Severance Based Compensation
The NEOs are covered by the Company’s Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to a covered executive if his or her employment is terminated under certain circumstances, as described below under “Post-Employment Compensation.” It is important to note that the Policy does not provide for any excise tax gross-ups.
Although a significant part of compensation for the Company’s executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to certain of the Company’s executive officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
Risk Mitigation in our Compensation Practices

The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance pay for performance as driving executive compensation, as maximizing shareholder value and mitigation of business risks. A number of the risk mitigation strategies are detailed below:

Base Salary Risk Mitigation Factors Fixed Amount. An NEO’s base salary does not encourage risk-taking as it is a fixed amount.

Short Term Incentive Compensation Risk Mitigation Factors

Multiple Performance Factors. The short term incentive plan uses multiple performance factors that encourage NEOs to focus on the overall strength of the business rather than a single financial measure.

Award Cap. Short term incentive awards payable to any individual are capped.

Clawback Provision. The Company’s clawback policy allows the Company to recapture short term incentive awards from current and former employees in certain situations, including restatement of financial results.

Management Processes. Board and management processes are in place to oversee risk associated with the short term incentive plan, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board, Audit Committee and the Company’s internal management disclosure committee.

Long-Term Incentive Compensation Risk Mitigation Factors

Stock Ownership Guidelines. The Company has stock ownership requirements consistent with market norms for certain executives, including NEOs.

Retention of Shares. With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging Policy. The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

Clawback Provision. The Company’s clawback policy permits the Committee to recoup or rescind equity awards to executives, including NEOs, under the long term incentive plan under certain situations, including restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company’s compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company’s compensation programs qualify for deductibility.
The Committee’s award of short and long term incentives may require achievement of threshold performance metrics. When included, such metrics are based on a performance goal that was approved by our shareholders under the 2011 Omnibus Incentive Compensation Plan, which governs the incentive awards, and is designed to comply with the “performance-based compensation” exception contained in Section 162(m) of the Internal Revenue Code. The actual amount to be paid to an NEO in respect to such an incentive award would be determined in accordance with the negative discretion of the Committee, based on its assessment of overall performance results.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines for Executives

To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

President and CEO	5x
CFO; General Counsel	3x
Other executives, as determined by the Committee (including the President - Packaging Systems and President - Cequent Performance Products)	2x

As executives have five years to meet these ownership guidelines from the time of adoption by the Committee, the Committee will not evaluate compliance until 2014. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines.

The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Time-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in the money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, an executive must hold at least 50% of the shares acquired by him or her upon the:

•	Vesting of restricted stock;

•	Exercise of a stock option;

•	Exercise of a stock appreciation right;

•	Payout of a restricted stock unit in shares; and

•	Payout (in shares) of any other equity award.
in each case reduced first by:

•	any shares of the Common Stock retained by the Company to satisfy any portion of tax withholding requirements attributable to such events;

•	any shares of the Common Stock tendered by the executive to pay any portion of the exercise price of a stock option; and

•
if any portion of the taxes due in connection with such events or the exercise price of options are satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of the Common Stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the Common Stock on the vesting or exercise date, as applicable.

The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.

Anti-Hedging and Short Sale Policies
The Company’s anti-hedging policy prohibits directors and certain of the Company’s executives, including the NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The policy also prohibits engaging in short sales related to the Common Stock.
Recoupment Policy
In 2009, the Committee implemented a recoupment policy subjecting incentive compensation and grants under the Company’s equity plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
Offer Letters
The terms of Mr. Wathen’s employment with the Company are contained in a letter agreement dated January 12, 2009, a copy of which the Company timely filed with the SEC on a Current Report on Form 8-K. In addition to providing for base salary and bonus compensation as discussed elsewhere in this CD&A, the letter agreement provided for the grant to Mr. Wathen of 200,000 stock options upon his initial date of employment with pro-rata annual vesting over three years, consideration for an additional equity grant in 2009, and a one-time bonus of $100,000 to be used by Mr. Wathen for the purchase on the open market, on an after tax basis, of Common Stock (which bonus was paid after Mr. Wathen confirmed his purchase of an additional $100,000 of Company stock during the first available open trading window). The letter agreement also included a provision by which certain restricted stock unit grants would be made to Mr. Wathen if the Company’s stock price exceeded specific thresholds for any successive 75 day trading period within the first 36 months of Mr. Wathen’s employment (Mr. Wathen received 75,000 restricted stock unit grants pursuant to this provision prior to its expiration on January 12, 2012).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the 2013 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2012.

Compensation Committee of the Board of Directors Eugene A. Miller, Chairman Richard M. Gabrys Marshall A. Cohen Samuel Valenti III

2012 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)(3)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($) (9)	Total ($)
David M. Wathen, President	2012	700,000	2,710,800	567,400	—	113,600	4,091,800
(principal executive officer)	2011	695,900	1,353,500	1,166,200	—	134,000	3,349,600
	2010	683,400	886,400	1,443,800	—	130,400	3,144,000

A. Mark Zeffiro	2012	420,400	1,111,400	232,500	—	86,000	1,850,300
Chief Financial Officer	2011	405,000	491,700	441,000	—	92,200	1,429,900
(principal financial officer)	2010	380,000	319,100	526,000	—	87,700	1,312,800

Thomas M. Benson, President,	2012	321,400	347,300	226,400	—	45,600	940,700
Cequent Performance Products	2011	312,200	32,500	129,900	—	45,000	519,600
	2010	303,800	52,100	208,300	—	45,700	609,900

Lynn A. Brooks, President,	2012	448,800	456,400	322,500	28,100	121,500	1,377,300
Packaging Systems	2011	436,500	43,100	172,200	31,500	119,900	803,200
	2010	424,800	98,600	394,200	33,900	118,900	1,070,400

Joshua A. Sherbin	2012	386,800	839,400	141,300	—	91,900	1,459,400
General Counsel	2011	375,600	282,800	282,700	—	90,900	1,032,000
	2010	360,000	227,800	310,800	—	89,800	988,400
______________________________________

(1)
All awards in this column relate to restricted stock granted under the 2002 Long Term Equity Incentive Plan, the 2006 Long Term Equity Incentive Plan and the 2011 TriMas Corporation Omnibus Incentive Compensation Plan and are calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” This column includes compensation for performance units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant. Included in this amount is the full value of the 20% of STI amounts earned and required to be paid in restricted stock, with the number of shares determined based on the Company’s closing stock price as of March 1 of the following year. See the “Grants of Plan-Based Awards in 2012” table.

(2)
On March 1, 2012, each NEO received time-based restricted stock awards which vest ratably over a three year period. In addition, each NEO received performance-based awards which cliff-vest after three years and are subject to a targeted earnings per share growth rate and cumulative cash flow generated over the performance period. Target compensation for each of the time-based and performance-based awards was $700,000 for Mr. Wathen, $287,000 for Mr. Zeffiro, $79,200 for Mr. Benson, $102,400 for Mr. Brooks and $219,100 for Mr. Sherbin. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 237.5% of target award.

(3)
On March 1, 2012, each NEO received performance-based Transitional LTI awards, 60% of which vest after one year and 40% of which vest after two years. Attainment of these awards is based on earnings per share for 2012 and 2013. Target compensation for these awards was $1,169,000 for Mr. Wathen, $479,300 for Mr. Zeffiro, $132,300 for Mr. Benson, $171,000 for Mr. Brooks and $365,900 for Mr. Sherbin. Attainment of these awards can vary from zero percent if the lowest milestone is not attained to a maximum of 250% of target award. For the 60% awards that vest on March 1, 2013, the performance criteria were satisfied based on 2012 earnings per share, and each NEO will receive 175% of the target award.

(4)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company’s closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 units should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company’s closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates. Mr. Wathen earned 25,000 additional restricted stock units on January 21, 2011, as the Company’s closing stock price met the requirements for the $15.00 threshold as of that date. Due to the expiration of the program, Mr. Wathen is not eligible to earn any additional units under this program.

(5)
On February 26, 2010, Messrs. Zeffiro and Sherbin were granted restricted stock units under the Company’s 2006 Long Term Equity Incentive Plan valued at $200,100 and $150,100, respectively, based on the Common Stock closing price on the grant date, to better align the recipients’ long-term incentive compensation with the market. The restricted stock units vest three years following the date of grant and will be settled in cash based on the closing price as of the vest date.

(6)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2012 STI were approved by the Committee on February 20, 2013. Amount consists of the portion of the award paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2012” table.

(7)
For Messrs. Wathen and Zeffiro, 2010 includes a special one-time cash award of $150,000 and $50,000, respectively, granted by the Committee on February 26, 2010 in recognition of their leadership and performance, which was to be used for the purchase on the open market, on an after-tax basis, of Common Stock.

(8)	The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(9)
For each of 2010, 2011 and 2012, other compensation for each NEO consists of a perquisite allowance and Company contributions in retirement and 401(k) plans. Specifically, for Messrs. Wathen, Zeffiro, Brooks and Sherbin, each received a perquisite allowance of $55,000 in each of 2012, 2011 and 2010. Mr. Benson received a perquisite allowance of $25,000 in each of 2012, 2011 and 2010. Company contributions into the retirement and 401(k) plans are as follows by NEO: for Mr. Wathen, amounts comprised of $41,200 in 2012, $61,800 in 2011 and $58,400 in 2010 under the TriMas Executive Retirement Program and $17,400 in 2012, $17,200 in 2011 and $17,000 in 2010 under the TriMas Corporation Salaried Retirement Program; for Mr. Zeffiro, $14,800 in 2012, $21,300 in 2011 and $19,300 in 2010 under the TriMas Executive Retirement Program and $16,200 in 2012, $15,900 in 2011 and $13,400 in 2010 under the TriMas Corporation Salaried Retirement Program; for Mr. Benson, amounts comprised of $3,100 in 2012, $2,600 in 2011 and $3,000 in 2010 under the TriMas Executive Retirement Program and $17,500 in 2012, $17,400 in 2011 and $17,700 in 2010 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $40,400 in 2012, $39,200 in 2011 and $38,100 in 2010 under the TriMas Executive Retirement Program and $26,100 in 2012, $25,700 in 2011 and $25,800 in 2010 under the TriMas Corporation Salaried Retirement Program; for Mr. Sherbin, amounts comprised of $20,700 in 2012, $20,000 in 2011 and $19,000 in 2010 under the TriMas Executive Retirement Program and $16,200 in 2012, $15,900 in 2011 and $15,800 in 2010 under the TriMas Corporation Salaried Retirement Program. See “-Compensation Components-Benefit and Retirement Programs.”

Grants of Plan-Based Awards in 2012
The following table provides information about the awards granted to the NEOs in 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Unit Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Closing Price on Grant Date ($/share)
David M. Wathen	STI(1)		137,900	788,000	1,713,900	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2012	—	—	—	—	—	—	11,984	24.33	291,600
	Restricted Stock(3)	3/1/2012	—	—	—	—	—	—	28,772	24.33	700,000
	Performance Stock Unit(4)	3/1/2012	—	—	—	—	28,772	68,334	—	24.33	700,000
	Performance Stock Unit(5)	3/1/2012	—	—	—	—	48,049	120,123	—	24.33	1,169,000

A. Mark Zeffiro	STI(1)		56,500	322,900	702,300	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2012				—	—	—	4,532	24.33	110,300
	Restricted Stock(3)	3/1/2012				—	—	—	11,797	24.33	287,000
	Performance Stock Unit(4)	3/1/2012				—	11,797	28,018	—	24.33	287,000
	Performance Stock Unit(5)	3/1/2012				—	19,701	49,253	—	24.33	479,300

Thomas M. Benson	STI(1)		14,700	163,000	354,500	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2012				—	—	—	1,335	24.33	32,500
	Restricted Stock(3)	3/1/2012				—	—	—	3,256	24.33	79,200
	Performance Stock Unit(4)	3/1/2012				—	3,256	7,733	—	24.33	79,200
	Performance Stock Unit(5)	3/1/2012				—	5,439	13,598	—	24.33	132,300

Lynn A. Brooks	STI(1)		26,600	295,300	642,300	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2012				—	—	—	1,770	24.33	43,100
	Restricted Stock(3)	3/1/2012				—	—	—	4,209	24.33	102,400
	Performance Stock Unit(4)	3/1/2012				—	4,209	9,997	—	24.33	102,400
	Performance Stock Unit(5)	3/1/2012				—	7,030	17,575	—	24.33	171,000

Joshua A. Sherbin	STI(1)		34,400	196,300	427,000	—	—	—
	Restricted Stock(2)	3/1/2012				—	—	—	2,905	24.33	70,700
	Restricted Stock(3)	3/1/2012				—	—	—	9,006	24.33	219,100
	Performance Stock Unit(4)	3/1/2012				—	9,006	21,390	—	24.33	219,100
	Performance Stock Unit(5)	3/1/2012				—	15,040	37,600	—	24.33	365,900
________________________________________

(1)
The amounts above in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2012. While each NEO is required to receive 20% of his award in restricted stock, which vests on the first anniversary of the payment of the cash portion, the above figures include 100% of the threshold, target and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target bonus and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric.

(2)
On March 1, 2012, each NEO received a restricted stock award under the 2006 Long Term Equity Incentive Plan related to the 20% of their 2011 STI award that was required to be received in restricted stock. The number of shares was determined based on the Company’s closing stock price as of the grant date. The shares vest one year from date of grant. The grant date fair value of these shares was included in the 2011 Stock Awards column of the Summary Compensation Table, as the value was based on 2011 Company performance.

(3)	On March 1, 2012, each NEO received time-based restricted stock awards under the 2006 Long Term Equity Incentive Plan which vest ratably over a three year period.

(4)
On March 1, 2012, each NEO received performance-based awards under the 2006 Long Term Equity Incentive Plan which cliff-vest after three years and are subject to a targeted earnings per share growth rate (75% of value) and cumulative cash flow generated (25% of value) over the performance period. Attainment of these awards can vary from zero percent if the lowest milestone is not attained to a maximum of 237.5% of the target award.

(5)
On March 1, 2012, each NEO received performance-based Transitional LTI awards under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan, 60% of which vest after one year and 40% of which vest after two years. Attainment of these awards is based on earnings per share for 2012 and 2013. Attainment of these awards can vary from zero percent if the lowest milestone is not attained to a maximum of 250% of target award. For the 60% awards that vest on March 1, 2013, the performance criteria were satisfied based on 2012 earnings per share, and each NEO will receive 175% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2012 table, please refer to the “Compensation Components” section of the CD&A.

Outstanding Equity Awards at Fiscal Year End for 2012
The following table summarizes the outstanding equity awards to the NEOs as of December 31, 2012:

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(2)(4)(5)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	1/13/09	66,667	—	1.38	1/12/2019	—	—	—	—
	3/24/10 (4)	—	—	—	—	8,334	233,400	—	—
	10/21/10 (4)	—	—	—	—	8,334	233,400	—	—
	1/21/11 (4)	—	—	—	—	16,667	466,800	—	—
	2/24/11 (5)	—	—	—	—	—	—	42,000	1,176,400
	3/1/12 (6)	—	—	—	—	11,984	335,700	—	—
	3/1/12 (7)	—	—	—	—	28,772	805,900	28,772	805,900
	3/1/12 (8)	—	—	—	—	—	—	48,049	1,345,900

A. Mark Zeffiro	2/26/10 (9)	—	—	—	—	32,850	920,100	—	—
	2/24/11 (5)	—	—	—	—	—	—	21,000	588,200
	3/1/12 (6)	—	—	—	—	4,532	126,900	—	—
	3/1/12 (7)	—	—	—	—	11,797	330,400	11,797	330,400
	3/1/12 (8)	—	—	—	—	—	—	19,701	551,800

Thomas M. Benson	10/1/05	33,330	—	23.00	9/30/2015	—	—	—	—
	3/9/09	12,500	—	1.01	3/8/2019	—	—	—	—
	3/1/12 (6)	—	—	—	—	1,335	37,400	—	—
	3/1/12 (7)	—	—	—	—	3,256	91,200	3,256	91,200
	3/1/12 (8)	—	—	—	—	—	—	5,439	152,300

Lynn A. Brooks	3/9/09	22,333	—	1.01	3/8/2019	—	—	—	—
	3/1/12 (6)	—	—	—	0	1,770	49,600	—	—
	3/1/12 (7)	—	—	—	0	4,209	117,900	4,209	117,900
	3/1/12 (8)	—	—	—	0	—	—	7,030	196,900

Joshua A. Sherbin	4/1/05	55,000	—	23.00	3/31/2015	—	—	—	—
	2/26/10 (9)	—	—	—	0	24,640	690,200	—	—
	2/24/11 (5)	—	—	—	0	—	—	11,680	327,200
	3/1/12 (6)	—	—	—	0	2,905	81,400	—	—
	3/1/12 (7)	—	—	—	0	9,006	252,300	9,006	252,300
	3/1/12 (8)	—	—	—	0	—	—	15,040	421,300
________________________________________

(1)	Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vested over a period of three to seven years. All stock options are currently vested.

(2)
All awards in this column relate to restricted stock and performance unit grants awarded under the 2006 Long Term Equity Incentive Plan and the 2011 TriMas Corporation Omnibus Incentive Compensation Plan.

(3)	The market value is based on the stock price as of December 31, 2012 ($28.01) multiplied by the number of share or unit awards granted.

(4)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company’s closing stock price for any successive 75 trading day period within 36 months of his start date, exceeded five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, and 25,000 on January 21, 2011, as the Company’s closing stock price met the requirements for the $5.00, $10.00 and $15.00 thresholds as of those dates. No additional grants were earned prior to the expiry of the 36 month period, which ended on January 13, 2012.

(5)
On February 24, 2011, Messrs. Wathen, Zeffiro, Sherbin and Zalupski were granted three types of restricted stock units: one based on a $2.00 EPS target, one based on a $30 Company stock price target and one based on a $35 Company stock price target. Each of these NEO’s received 50% of the restricted stock units for the $2.00 EPS target, and 25% each on the $30 and $35 Company stock price target. Upon achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters beginning April 1, 2011 through September 30, 2013, 50% of the restricted stock units will vest on the business day immediately following the release of earnings for the quarter in which the EPS performance measure is met and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Upon the Company’s stock price closing at or above $30 and $35 per share for 30 consecutive trading days with the last such trading day occurring on or prior to September 30, 2013, 50% of the restricted stock units will vest immediately on the close of the business day on which such trading threshold is satisfied and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Vesting for each of the three restricted stock unit awards is dependent on continued employment with the Company as of each vesting date. The Company has not met any of the thresholds for these units to vest as of December 31, 2012.

(6)
On March 1, 2012, each NEO received a restricted stock award related to the 20% of their 2011 STI award that was required to be received in restricted stock. The number of shares was determined based on the Company's closing stock price as of the grant date. The shares vest one year from date of grant.

(7)
On March 1, 2012, each NEO received a restricted stock and a performance stock unit award as a part of the Company’s 2012 LTI awards. See the “Grants of Plan-Based Awards in 2012” table for details on the grants, including vesting terms.

(8)
On March 1, 2012, each NEO received a performance stock unit award as a part of the Company’s 2012 Transitional LTI awards. See the “Grants of Plan-Based Awards in 2012” table for details on the grants, including vesting terms.

(9)
On February 26, 2010, Messrs. Zeffiro and Sherbin were granted 32,850 and 24,640 restricted stock units, respectively, to better align the recipients’ long-term incentive compensation with the market. The restricted stock units vest three years following the date of grant and will be settled in cash based on the closing price as of the vest date.

Option Exercises and Stock Vested in 2012
The following table provides information on stock options and restricted stock awards that vested in 2012 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David M. Wathen	—	—	41,286	948,900
A. Mark Zeffiro	30,000	661,600	5,993	145,800
Thomas M. Benson	—	—	2,622	63,800
Lynn A. Brooks	203,760	1,251,900	4,963	120,700
Joshua A. Sherbin	29,167	642,600	3,913	95,200
________________________________________

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Common Stock at the time of exercise.

(2)
Calculated by multiplying the number of shares acquired times the closing price of Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Pension Benefits for 2012
The following table summarizes the actuarial present values for the participating NEOs under the Company’s Benefit Restoration Plan in 2012.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Lynn A. Brooks	TriMas Benefit Restoration Plan	33	$243,400
________________________________________

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

2012 Non-Qualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2012:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David M. Wathen	—	41,200	18,100	—	208,200
A. Mark Zeffiro	—	14,800	9,500	—	87,500
Thomas M. Benson	—	3,100	1,400	—	14,500
Lynn A. Brooks	63,800	40,400	58,400	—	542,100
Joshua A. Sherbin	—	20,700	19,600	—	155,900
________________________________________

(1)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2012 Summary Compensation Table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Mr. Brooks includes earnings attributable to his participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

   Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time.
Post-Employment Compensation
The Company maintains an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company’s executives, including NEOs. The Policy states that each participating executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances.
If the Company terminates the employment of the President and Chief Executive Officer for any reason other than for cause, disability, or death (each as defined in the Policy), or if the President and Chief Executive Officer terminates his or her employment for good reason (as defined in the Policy), the Company will provide the President and Chief Executive Officer with two years’ annual base salary, STI bonus payments equal to one year’s bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any STI bonus payment that has been declared for the President and Chief Executive Officer but not paid, his or her pro-rated STI bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any time-based vesting equity awards under the 2002 and 2006 Long Term Equity Plan and is a pro rata portion of time-based vesting equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The President and Chief Executive Officer’s termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.

If the Company terminates the employment of any other participating executive (excluding the President and Chief Executive Officer) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year’s annual base salary, STI bonus payments equal to one year’s bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any STI bonus payment that has been declared for the executive but not paid, his or her pro-rated STI bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any time-based vesting equity awards under the 2002 and 2006 Long Term Equity Plans and a pro rata portion of time-based vesting equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.
In the case of any participating executive’s voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards. Other than continued participation in the Company’s medical benefit plan for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of any participating executive’s (including the President and Chief Executive Officer) employment within three years of a change of control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an STI bonus payment equal to three years’ bonus at his or her target bonus level in effect at the date of termination, any STI bonus payment that has been declared for the executive but not paid, his or her pro-rated STI bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the policy, “Change of Control” is defined as follows:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Common Stock, measured by voting power rather than number of shares; or

(4)
the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A “Continuing Director” means any member of the Board who (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company’s Shareholders Agreement.

The Change of Control definition mirrors the definition in the indenture which governed the Company’s 9 3/4% senior subordinated notes due 2017, filed as an exhibit to the Report on Form 8-K filed with the SEC on January 15, 2010, which notes were tendered in connection with the Company’s refinancing in October 2012.
In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

The Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Policy at any time upon 12 months’ written notice to any adversely affected executive.
Potential Payments Upon Termination or Change in Control as of December 31, 2012
The table below estimates the potential executive benefits and payments due to the President and Chief Executive Officer and other NEOs upon certain terminations of employment or a Change in Control, assuming such events occur on December 31, 2012. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death $(4)	Termination as a result of disability $(5)
David M. Wathen
Cash payments (1)	2,188,000	—	4,464,000	788,000	788,000
Value of restricted stock (2)	2,613,800	—	4,227,000	4,227,000	4,227,000
Value of stock options (3)	—	—	—	—	—
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—
Total	4,885,200	—	8,791,000	5,065,000	5,015,000

A. Mark Zeffiro
Cash payments (1)	753,400	—	2,260,200	322,900	322,900
Value of restricted stock (2)	1,620,800	—	2,259,800	2,259,800	2,259,800
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	2,420,900	—	4,600,000	2,632,700	2,582,700

Thomas M. Benson
Cash payments (1)	—	—	—	—	—
Value of restricted stock (2)	208,800	—	372,100	372,100	372,100
Value of stock options (3)	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—
Total	208,800	—	372,100	372,100	372,100

Lynn A. Brooks
Cash payments (1)	750,100	—	2,250,300	295,300	295,300
Value of restricted stock (2)	271,000	—	482,300	482,300	482,300
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,067,800	—	2,812,600	827,600	777,600

Joshua A. Sherbin
Cash payments (1)	588,800	—	1,766,400	196,300	196,300
Value of restricted stock (2)	1,211,300	—	1,697,300	1,697,300	1,697,300
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,846,800	—	3,543,700	1,943,600	1,893,600

_______________________________________

(1)	Comprised of base salary as of December 31, 2012 and STI payments.

(2)
Restricted stock includes time-based and performance-based shares, with the number of performance-based shares considered assuming the target metric would be achieved. Restricted stock is valued at the market price of the Common Stock of $28.01 at December 31, 2012. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 93,315, 57,864, 7,453, 9,676 and 43,247 shares, respectively, that would have been vested upon termination as of December 31, 2012, and 150,912, 80,677, 13,286, 17,218 and 60,597 shares, respectively, that would have been vested upon a change of control.

(3)
All stock options held by the NEO's as of December 31, 2012 were exercisable, so no incremental benefit would be earned should one of the above events occur. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 66,667, 0, 45,830, 22,333 and 55,000 stock options, respectively, as of December 31, 2012.

(4)
With respect to death, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the Executive’s death. Equity awards become 100% vested upon death. Executive’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the Executive’s date of death.

(5)
With respect to disability, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date Executive receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

APPENDIX A

AMENDMENT NO. 1
TO THE
TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT (this “Amendment”) is made this 25th day of February, 2013, by TriMas Corporation (the “Company”).

WHEREAS, the Company maintains the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as adopted and approved by the Board of Directors of the Company (the “Board”) on March 15, 2011 (the “Plan”);

WHEREAS, pursuant to Section 5.3 of the Plan, the Board has the right to amend the Plan from time to time, contingent upon approval of the Company’s shareholders to the extent that the amendment, among other things, increases the number of shares of Stock that may be issued under the Plan; and

WHEREAS, the Board has taken action authorizing this Amendment to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

Article 4 of the Plan is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“Subject to adjustment as provided in Section 17, the aggregate number of shares of Stock available for issuance under the Plan as of the date on which an increase in the amount of Shares available for issuance under the Plan is approved by the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders (the “Approval Date”) shall be the sum of (i) 2,000,000, plus (ii) the number of shares of Stock that remain available for issuance under the Plan as of the Approval Date; provided, however, that for every share of Stock subject to Awards of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to Awards otherwise counted pursuant to this proviso) and Unrestricted Stock under this Plan, the shares of Stock available for grant hereunder shall be reduced by 1.75 shares of Stock (including the one share of Stock subject to issuance).

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

TRIMAS CORPORATION
By: /s/ Joshua A. Sherbin
Title: Joshua A. Sherbin, Vice President, General Counsel, Chief Compliance Officer and Secretary

A - 1

TRIMAS CORPORATION
39400 WOODWARD AVENUE SUITE 130
BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Marshall A. Cohen
02 David M. Wathen
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

		For	Against	Abstain
3.	The increase in the number of shares reserved for issuance under the 2011 TriMas Corporation Omnibus Incentive Compensation Plan by 2,000,000 shares.	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposal 1, 2 and proposal 3. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2013

The Proxy Statement and 2012 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com/2013proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2012 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2013
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1 and FOR proposals 2 and 3.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

QuickLinks

ABOUT THE MEETING
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
PROPOSAL 3 - SHARE INCREASE 2011 ICP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSSION AND ANALYSIS OVERVIEW
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
APPENDIX A - AMENDMENT NO. 1
PROXY CARD